UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 27, 2007

BIOMETRX, INC.
(Exact name of registrant as specified in its Charter)

Delaware	0-15807	31-1190725
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 North Broadway, Suite 204, Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

(516) 937-2828
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On August 27, 2007 bioMETRX, Inc. (the “Company”) borrowed an aggregate of $175,000 from Jane Petri and Joseph Panico (sometimes collectively referred to as the “Lenders”). As a result of this loan the Company now is indebted to the Lenders in the aggregate principal amount of $800,000. Pursuant to the transactions the Company issued to both Lenders a Convertible Note in the principal amount of $400,000.

For further information, please see Item 3.02 of this current report on Form 8-K which is incorporated by reference into this Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities

On August 27, 2007 the Company issued two Convertible Notes each in the principal amount of $400,000 (the “Notes”) to Jane Petri and Joseph Panico. The Notes were issued in consideration of new loans from the Lenders in the principal amount of $87,500 each and the rollover and retirement of previously issued notes to each Lender in the principal amount of $312,500. In consideration of providing the new loan, the Company issued to each Lender 87,500 shares of its common stock, 87,500 common stock purchase warrants (the “Warrants”). The Company also amended warrants that were previously issued to the Lenders between September 2006 and November 2006 so as to extend the exercise date of these warrants to August 27, 2011 and amended an aggregate of 125,000 warrants that were issued to the Lenders in December 2006 so as to reduce the exercise price of these warrants from $3.00 to $1.00 and extend the exercise date of these warrants to August 27, 2011. In addition, the Company issued each Lender 57,500 additional Warrants for failing to pay off the old notes held by the Lenders which became due in March 2007.

The Notes mature on May 27, 2008. The Notes bear interest at the rate of 10%, with the first interest payment due four (4) months from the date the Note is issued. The Lenders have the option to accept a prepayment of interest in shares of the Company’s common stock based on the market value of the Company’s common stock as defined in the Note. The Notes are convertible at the Option of the Lenders into the Company’s common stock at the rate of $1.00 per share.

Each Warrant entitles the Lender to purchase one share of the Company’s common stock at an exercise price of $1.00 per share commencing on the date of issuance and expiring at the close of business on the fourth anniversary of the issuance date. The Company may redeem the Warrants at a call premium equal to 120% of the exercise price of the Warrants in effect in such redemption date, provided however, that the Company provides the Lenders with ten (10) days prior written notice of the Company’s election to redeem all or a portion of the Warrants. The Warrants contain provisions that protect the Lenders against dilution by adjustment of the exercise price in certain events including, but not limited to, stock dividends, stock splits, reclassifications, or mergers.

As collateral for providing the loan the Company entered into a Pledge and Escrow Agreement, whereby the Company through its wholly owned subsidiary bioMETRX Technologies, Inc., pledged 500,000 shares of the Company’s common stock, such shares were deposited into escrow with the Lenders counsel.

In addition, as part of the transaction, the Company entered into a piggy-back registration rights agreement with both Lenders. Under the registration rights agreement the Company agreed to register no later than April 15, 2008 all shares and underlying securities owned by the Lenders when it files its next registration statement with the SEC.

Lastly, the Company entered into a Royalty Agreement, whereby the Company agreed to pay the Lenders $0.13 on each biometric padlock sold, licensed, sublicensed or otherwise distributed for cash utilizing the technology contained in Patent # 7,043,060. The term of this agreement continue for the life of the patent or until August 31, 2017, whichever is later.

Item 9.01 Financial Statements and Exhibits

c) Exhibits
10.1	Form of Convertible Note
10.2	Form of Warrant
10.3	Form of Warrant Amendment (extending exercise date)
10.4	Form of Warrant Amendment (extending exercise date and reducing exercise price)
10.5	Piggy-Back Registration Rights Agreement
10.6	Pledge and Escrow Agreement
10.7	Royalty Agreement between the Company and Joseph Panico and Jane Petri dated August 27, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOMETRX, INC. (Registrant)

Date: August 30, 2007	By:	/s/ J. Richard Iler
J. Richard Iler Chief Financial Officer